Exhibit 99

NEWS RELEASE DATED DECEMBER 29, 1997

PENTAIR BOARD RAISES ANNUAL DIVIDEND RATE 10 PERCENT TO 60 CENTS PER SHARE AND AUTHORIZES SHARE REPURCHASE PLAN

ST. PAUL, Minn. -- Pentair, Inc. (NYSE:PNR) today announced its board of directors has increased the annual dividend rate by 10 percent to 60 cents per share from 54 cents per share. This represents a quarterly cash dividend of 15 cents per share payable February 13, 1998 to shareholders of record at the close of business on January 30, 1998. This is the 22nd consecutive annual increase in Pentair's quarterly dividend.

The Pentair board also authorized the Company to repurchase within the next 12 months up to 350,000 shares of Pentair common stock. Any purchases would be made periodically in the open market, by block purchases or private transactions. The share repurchase is intended to offset the dilution caused by stock issuances under employee stock compensation plans. As of September 30, 1997, Pentair had 38,080,709 shares of common stock outstanding.

With approximately 10,000 employees worldwide, Pentair (http://www.pentair.com) is a diversified manufacturer operating in three principal markets: electrical and electronic enclosures; professional tools and equipment; and water products. Headquartered in St. Paul, Minnesota, Pentair operates from 52 manufacturing and distribution locations in North America, Europe, and Asia.